Exhibit 99.1

May 2, 2006

Dear Investor:

We are pleased to let you know that Deephaven’s offer to the staff of the Securities and Exchange Commission (the “SEC” or “Commission”) to resolve the previously disclosed investigation concerning certain trading transactions in Private Investments in Public Equities has been approved by the Commission.

Under the terms of the settlement, Deephaven has neither admitted nor denied any violations. The firm has paid $5.7 million in disgorgement, civil penalties and interest, and has consented to a permanent injunction against violating anti-fraud provisions of the securities laws. Deephaven believes that reaching a settlement as opposed to pursuing lengthy and expensive litigation is in the best interests of the firm and our clients. You should know that Deephaven’s investors have not borne the costs associated with the settlement.

As you know, the Deephaven team is committed to the highest standards of ethical and legal conduct. We are exceedingly positive on our current and future business opportunities and wanted to take this opportunity to thank you for your support and continued partnership.

If you have any questions, please do not hesitate to contact me directly at 952-249-5519 or Jeffrey Applebaum, Managing Director, Client Relations, at 952-249-5595.

Sincerely,

/s/ Colin Smith

Colin Smith

Chief Executive Officer and Chief Investment Officer